CANEUM, INC.
                          (As Amended May 8, 2007)

                   2002 STOCK OPTION/STOCK ISSUANCE PLAN


I.   GENERAL PROVISIONS

     A.   PURPOSE OF THE PLAN

     This 2002 Stock Option/Stock Issuance Plan (the "Plan") is intended to aid the Corporation (or any Parent or Subsidiary) in maintaining and developing a management team, attracting qualified officers and employees capable of assisting in the future success of the Corporation, and rewarding those individuals who have contributed, or may contribute in the future, to the success of the Corporation (or any Parent or Subsidiary). It is designed to aid the Corporation (and any Parent or Subsidiary) in retaining the services of executives and Employees and in attracting new personnel when needed for future operations and growth and to provide such personnel with an incentive to remain Employees of the Corporation, to use their best efforts to promote the success of the Corporation's business, and to provide them with an opportunity to obtain or increase a proprietary interest in the Corporation. It is further designed to attract and retain the best available personnel for service as directors of the Corporation (or any Parent or Subsidiary), whether or not such individuals may otherwise be Employees. It is also designed to permit the Corporation to reward those consultants or other independent advisors who are not Employees but who are perceived by management as having contributed to the success of the Corporation (or any Parent or Subsidiary) or who are important to the continued business and operations of the Corporation (or any Parent or Subsidiary).

     Capitalized terms herein shall have the meanings assigned to such terms in the attached Appendix.

     B.   STRUCTURE OF THE PLAN

          1. The Plan shall be divided into two (2) separate equity programs:

               a. the Option Grant Program under which eligible persons may, at the discretion of the Plan Administrator, be granted options to purchase shares of Common Stock, and

               b. the Stock Issuance Program under which eligible persons may, at the discretion of the Plan Administrator, be issued shares of Common Stock directly, either through the immediate purchase of such shares or as a bonus for services rendered to the Corporation (or any Parent or Subsidiary) or as an incentive to perform services for the Corporation (or any Parent or Subsidiary).

          2. The provisions of Sections I and IV shall apply to both equity programs under the Plan and shall accordingly govern the interests of all persons under the Plan.

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     C.   ADMINISTRATION OF THE PLAN

          1. The Plan shall be administered by the Board. However, any or all administrative functions otherwise exercisable by the Board may be delegated to the Committee. Members of the Committee shall serve for such period of time as the Board may determine and shall be subject to removal by the Board at any time. The Board may also at any time terminate the functions of the Committee and reassume all powers and authority previously delegated to the Committee.

          2. The Plan Administrator shall have full power and authority (subject to the provisions of the Plan) to establish such rules and regulations as it may deem appropriate for proper administration of the Plan and to make such determinations under, and issue such interpretations of, the Plan and any outstanding options thereunder as it may deem necessary or advisable. Decisions of the Plan Administrator shall be final and binding on all parties who have an interest in the Plan or any option thereunder.

     D.   ELIGIBILITY

          1.   The Plan Administrator shall have full authority to determine,
(i) with respect to the option grants under the Option Grant Program, which eligible persons are to receive option grants, the time or times when such option grants are to be made, the number of shares to be covered by each such grant, the status of the granted option as either an Incentive Option or a Non-Statutory Option, the time or times at which each option is to become exercisable, the vesting schedule (if any) applicable to the option shares and the maximum term for which the option is to remain outstanding, and
(ii) with respect to stock issuances under the Stock Issuance Program, which eligible persons are to receive stock issuances, the time or times when such issuances are to be made, the number of shares to be issued to each Participant, the vesting schedule (if any) applicable to the issued shares and the consideration to be paid or given by the Participant for such shares.

          2. The Plan Administrator shall have the absolute discretion either to grant options in accordance with the Option Grant Program or to effect stock issuances in accordance with the Stock Issuance Program.

     E.   STOCK SUBJECT TO THE PLAN

          1. The stock issuable under the Plan shall be shares of authorized but unissued or reacquired Common Stock. The maximum number of shares of Common Stock which may be issued over the term of the Plan shall not exceed 15,000,000 shares.

          2. Shares of Common Stock subject to outstanding options shall be available for subsequent issuance under the Plan to the extent (i) the options expire or terminate for any reason prior to exercise in full or
(ii) the options are canceled in accordance with the cancellation-re-grant provisions of Section II(E).

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          3.   Should any change be made to the Common Stock by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding Common Stock as a class without the Corporation's receipt of consideration, appropriate adjustments shall be made to the maximum number and/or class of securities issuable under the Plan. The adjustments determined by the Plan
Administrator shall be final, binding and conclusive.

II.  OPTION GRANT PROGRAM

     A.   TYPES OF OPTIONS

     The Option Grant Program shall be comprised of two types of options as follows:

          1. Incentive Options which are options intended to qualify under the Code, subject to limiting conditions, for favorable tax treatment in respect of the recognition of ordinary income, gain, or loss and withholding requirements applicable to the exercise of the options and disposition of the shares of Common Stock acquired upon exercise of Incentive Options.

          2. Non-Statutory Options which are those options that are not intended to qualify under the Code for favorable tax treatment in respect of the recognition of ordinary income, gain, or loss and withholding requirements applicable to the exercise of options and disposition of shares of Common Stock acquired pursuant to the exercise of the Non-Statutory options. The Option grant program intends that the treatment of such transactions in respect of Non-Statutory Options will be governed by the taxation rules applicable to the transfer of property in connection with the performance of services.

     B.   OPTION TERMS APPLICABLE TO BOTH INCENTIVE AND NON-STATUTORY OPTIONS

          1.   Option Agreements.

          Each option shall be evidenced by one or more option agreements between the Corporation and the Optionee. Option agreements shall designate the number of shares and the exercise price of the Option to which it pertains, and shall set forth the vesting schedule of the Option or state that the Option is vested immediately. The option agreements shall be in writing, dated as of the date the option is granted, and shall be executed on behalf of the Corporation by such officers as the Board shall authorize. Option agreements shall be in such form and contain such additional provisions as the Plan Administrator shall prescribe, but in no event shall they contain provisions inconsistent with the provisions of this Plan.

          2.   Exercise Price.

               a. The exercise price per share shall be fixed by the Plan Administrator for Incentive and Non-Statutory Options as set forth below.

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               b.   The exercise price shall become immediately due upon
exercise of the option and shall, subject to the provisions of Section IV(A) and the documents evidencing the option, be payable in cash or check made payable to the Corporation. The Plan Administrator, in its discretion, may also permit the exercise price to be paid partly in cash and/or as follows:

                    (1) in shares of Common Stock valued at Fair Market Value on the Exercise Date, or

                    (2) to the extent the option is exercised for vested shares, through a special sale and remittance procedure pursuant to which the Optionee shall concurrently provide irrevocable written instructions (A) to a Corporation-designated brokerage firm to effect the immediate sale of the purchased shares and remit to the Corporation, out of the sale proceeds available on the settlement date, sufficient funds to cover the aggregate exercise price payable for the purchased shares plus all applicable Federal, state and local income and employment taxes required to be withheld by the Corporation by reason of such exercise, and (B) to the Corporation to deliver the certificates for the purchased shares directly to such brokerage firm in order to complete the sale.

               c. Except to the extent such sale and remittance procedure is utilized, payment of the exercise price for the purchased shares must be made on the Exercise Date.

          3.   Exercise and Term of Options.

          Each option shall be exercisable at such time or times, during such period and for such number of shares as shall be determined by the Plan Administrator and set forth in the documents evidencing the option grant. However, no option shall have a term in excess of ten (10) years measured from the option grant date. The terms of Incentive and Non-Qualified Options shall be fixed by the Plan Administrator within the limits specified below.

          4.   Effect of Termination of Service.

               a. Except as otherwise provided in an option agreement issued in connection with the granting of options pursuant to this Plan, the following provisions shall govern the exercise of any options held by the Optionee at the time of cessation of Service or death:

                    (1) Should the Optionee cease to remain in Service for Misconduct, then the options shall terminate on the date of cessation of the Service.

                    (2) Should the Optionee cease to remain in Service for any reason other than Misconduct, Disability or death, then the Optionee shall have a period of three (3) months following the date of such cessation of Service during which to exercise each outstanding option held by such Optionee.
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                    (3)  Should Optionee's Service terminate by reason of
Disability, then the Optionee shall have a period of twelve (12) months following the date of such cessation of Service during which to exercise each outstanding option held by such Optionee.

                    (4) If the Optionee dies while holding an outstanding option, then the personal representative of his or her estate or the person or persons to whom the option is transferred pursuant to the Optionee's will or the laws of inheritance shall have a twelve (12) month period following the date of the Optionee's death to exercise such option.

                    (5) Under no circumstances, however, shall any such option be exercisable after the specified expiration of the option term.

                    (6) During the applicable post-Service exercise period, the option may not be exercised in the aggregate for more than the number of vested shares for which the option is exercisable on the date of the Optionee's cessation of Service. Upon the expiration of the applicable exercise period or (if earlier) upon the expiration of the option term, the option shall terminate and cease to be outstanding for any vested shares for which the option has not been exercised. However, the option shall, immediately upon the Optionee's cessation of Service, terminate and cease to be outstanding with respect to any and all option shares for which the option is not otherwise at the time exercisable or in which the Optionee is not otherwise at that time vested.

               b. The Plan Administrator shall have the discretion, exercisable either at the time an option is granted or at any time while the option remains outstanding, to:

                    (1) extend the period of time for which the option is to remain exercisable following Optionee's cessation of Service or death from the limited period otherwise in effect for that option to such greater period of time as the Plan Administrator shall deem appropriate, but in no event beyond the expiration of the option term; and/or

                    (2) permit the option to be exercised, during the applicable post-Service exercise period, not only with respect to the number of vested shares of Common Stock for which such option is exercisable at the time of the Optionee's cessation of Service but also with respect to one or more additional installments in which the Optionee would have vested under the option had the Optionee continued in Service.

          5. Shareholder Rights. The holder of an option shall have no shareholder rights with respect to the shares subject to the option until such person shall have exercised the option, paid the exercise price, and become a holder of record of the purchased shares.

          6. Vesting Provisions. The Plan Administrator may not impose a vesting schedule upon any option grant which is more restrictive than twenty percent (20%) per year vesting, with the initial vesting to occur not later than one (1) year after the option grant date.

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          7.   Limited Transferability of Options.  During the lifetime of the Optionee, the option shall be exercisable only by the Optionee and shall not be assignable or transferable other than by will or by the laws of descent and distribution following the Optionee's death.

          8. Withholding. The Corporation's obligation to deliver shares of Common Stock upon the exercise of any options granted under the Plan shall be subject to the satisfaction of all applicable Federal, state and local income and employment tax withholding requirements.

          9. Early Exercise Provision. The Plan Administrator may grant the right for the Optionee to elect at any time during the term of any options granted under this Plan to exercise the option as to any part or all of the shares subject to the option at any time during the term thereof, including without limitation, a time prior to the date of earliest vesting; provided, however that (i) a partial exercise of the option shall be deemed to cover first vested shares and then the earliest vesting installment of unvested shares; (ii) any shares so purchased from installments which have not vested as of the date of exercise shall be subject to a repurchase option in favor of the Company; and (iii) the option shall not be exercisable under this early exercise provision to the extent such exercise would cause the aggregate fair market value of any shares subject to incentive stock options granted Optionee by the Corporation or any affiliate (valued as of their grant date) which would become exercisable for the first time during any calendar year to exceed $100,000 (the "Early Exercise Provision"). The election provided in this paragraph to purchase shares upon the exercise of the option prior to the vesting dates shall cease upon termination of Optionee's Service with the Company or an affiliate thereof and may not be exercised after the date thereof.

     C.   INCENTIVE OPTIONS

The terms specified below shall be applicable to all Incentive Options. Except as modified by the provisions of this Section II(C), all the provisions of the Plan shall be applicable to Incentive Options. Options which are specifically designated as Non-Statutory Options shall not be subject to the terms of this Section II (C).

          1. Eligibility. Incentive Options may only be granted to Employees.

          2. Exercise Price. The exercise price per share shall not be less than one hundred percent (100%) of the Fair Market Value per share of Common Stock on the option grant date. For options granted to a 10% Shareholder, the exercise price per share shall not be less than one hundred ten percent (110%) of the Fair Market Value per share of Common Stock on the option grant date.

          3. Dollar Limitation. The aggregate Fair Market Value of the shares of Common Stock (determined as of the respective date or dates of grant) for which one or more options granted to any Employee under the Plan (or any other option plan of the Corporation or any Parent or Subsidiary) may for the first time become exercisable as Incentive Options during any one (1) calendar year shall not exceed the sum of One Hundred Thousand Dollars ($100,000). To the extent the Employee holds two (2) or more such options which become

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exercisable for the first time in the same calendar year, the foregoing limitation on the exercisability of such options as Incentive Options shall be applied on the basis of the order in which such options are granted.

          4. Option Term for 10% Shareholder. If any Employee to whom an Incentive Option is granted is a 10% Shareholder, then the option term shall not exceed five (5) years measured from the option grant date.

     D.   NON-STATUTORY OPTIONS

     The terms specified below shall be applicable to all Non-Statutory Options. Except as modified by the provisions of this Section II(D), all the provisions of the Plan shall be applicable to Non-Statutory Options.

          1. Eligibility. Non-Statutory Options may be granted to the following persons:

               a.   Employees,

               b. non-employee members of the Board or the non-employee members of the board of directors of any Parent or Subsidiary, and

               c. consultants and other independent advisors who provide services to the Corporation (or any Parent or Subsidiary), provided that such consultants or advisors are natural persons; that they provide bona fide services to the Corporation (or the Parent or Subsidiary); and that the services are not in connection with the offer or sale of securities in a capital-raising transaction, and do not directly or indirectly promote or maintain a market for the Corporation's securities.

          2. Exercise Price. The exercise price per share covered by a Non-Statutory Option shall not be less than eighty-five percent (85%) of the Fair Market Value per share of Common Stock on the option grant date.

     E.   CORPORATE TRANSACTION

          1. The Plan and each option outstanding under the Plan at the time of a Corporate Transaction shall terminate and cease to be outstanding, but only after each Optionee (or the successor in interest) has been given, for the period of ten (10) days ending five (5) days before the effective date of the Corporate Transaction (or such longer period as the Board may specify), the right to exercise any unexpired option in full or in part, as if such option was fully vested and exercisable notwithstanding anything to the contrary contained in any option agreement between the Corporation and any optionee. However, the outstanding options shall not terminate and cease to be outstanding on such an accelerated basis if and to the extent such options are assumed by the successor corporation (or parent thereof) in the Corporate Transaction.

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          2.   Each option which is assumed in connection with a Corporate
Transaction shall be appropriately adjusted, immediately after such Corporate Transaction, to apply to the number and class of securities which would have been issuable to the Optionee in consummation of such Corporate Transaction, had the option been exercised immediately prior to such Corporate Transaction. Appropriate adjustments shall also be made to (i) the number and class of securities available for issuance under the Plan following the consummation of such Corporate Transaction and (ii) the exercise price payable per share under each outstanding option, provided the aggregate exercise price payable for such securities shall remain the same.

          3. The Plan Administrator shall have the discretion, exercisable either at the time the option is granted or at any time while the option remains outstanding, to provide for the automatic acceleration (in whole or in part) of one or more outstanding options upon the occurrence of a Corporate Transaction, whether or not those options are to be assumed or replaced in the Corporate Transaction.

          4. The portion of any Incentive Option accelerated in connection with a Corporate Transaction shall remain exercisable as an Incentive Option only to the extent the applicable One Hundred Thousand Dollar ($100,000) limitation is not exceeded. To the extent such dollar limitation is exceeded, the accelerated portion of such option shall be exercisable as a Non-Statutory Option under the Federal tax laws.

          5. Subject to Section II(F) below, the grant of options under the Plan shall in no way affect the right of the Corporation to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

     F.   ADJUSTMENTS

          1. If the Corporation shall at any time subdivide its outstanding shares of Common Stock by recapitalization, reclassification or split-up thereof, or if the Corporation shall declare a stock dividend or distribute shares of Common Stock to its stockholders, the number of shares of Common Stock purchasable upon exercise of the options immediately prior to such subdivision shall be proportionately increased in each instance, and if the Corporation shall at any time combine the outstanding shares of Common Stock by recapitalization, reclassification or combination thereof, the number of shares of Common Stock purchasable upon exercise of the options immediately prior to such combination shall be proportionately decreased in each instance. Any adjustment which is the result of a stock dividend or distribution shall be effective on the record date therefor.

          2. Whenever the number of shares of Common Stock purchasable upon the exercise of any of the options is required to be adjusted as provided in
Section II(F)(1) above, the exercise price per share shall be adjusted (to the nearest cent) in each instance by multiplying such exercise price per share immediately prior to such adjustment by a fraction (x) the numerator of which shall be the number of shares of Common Stock purchasable upon the exercise of the options immediately prior to such adjustment, and (y) the denominator of which shall be the number of shares of Common Stock so purchasable immediately thereafter.

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          3.   In case the Corporation shall, at any time prior to the
expiration date of the options, and prior to the exercise thereof, offer to the holders of its Common Stock any right to subscribe for additional shares of any class of the Corporation, then the Corporation shall give written notice thereof to the registered holders of the options not less than thirty
(30) days prior to the date on which the books of the Corporation are closed or a record date fixed for the determination of stockholders entitled to such subscription rights. Such notice shall specify the date as to which the books shall be closed or record date be fixed with respect to such offer or subscription, and the right of the holders to participate in such offer or subscription shall terminate if the options shall not be exercised on before the date of such closing of the books or such record date.

          4. If the Corporation shall take any action affecting the shares of its Common Stock, other than that action described in this Plan, which, in the opinion of the Plan Administrator, would materially affect the rights of the holders of the options or the exercise price per share, the number of shares of Common Stock purchasable on exercise of the options shall be adjusted in each instance and at such time as the Plan Administrator, in good faith, may determine to be equitable under the circumstances. The adjustments determined by the Plan Administrator shall be final, binding, and conclusive.

          5. Any changes or adjustments in the number of shares of Common Stock purchasable upon the exercise of the options or in the exercise price of options, as required or authorized by this Section II(F), shall be made with respect to all authorized options whether or not they have yet been issued or outstanding at the time of the occurrence of the circumstance leading to such change or adjustment.

     G.   CANCELLATION AND RE-GRANT OF OPTIONS

     The Plan Administrator shall have the authority to effect, at any time and from time to time, with the consent of the affected option holders and subject to approval of the shareholders of the Corporation, the cancellation of any or all outstanding options under the Plan and to grant in substitution therefor new options covering the same or different number of shares of Common Stock but with an exercise price per share based on the Fair Market Value per share of Common Stock on the new option grant date. The type and amount of consideration for the substituted options shall be subject to the approval of the Plan Administrator.

III. STOCK ISSUANCE PROGRAM

     A.   STOCK ISSUANCE TERMS

Shares of Common Stock may be issued under the Stock Issuance Program through direct and immediate issuances without any intervening option grants. Each such stock issuance shall be evidenced by a Stock Issuance Agreement which complies with the terms specified below.

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          1.   Cost of Shares.  Grants of shares of Common Stock under the
Stock Issuance Program shall be made at such cost as the Plan Administrator shall determine and may be issued for no monetary consideration, subject to applicable state law.

          2.   Vesting Provisions.

               a. Shares of Common Stock issued under the Stock Issuance Program may, in the discretion of the Plan Administrator, be fully and immediately vested upon issuance or may vest in one or more installments over the Participant's period of Service or upon attainment of specified performance objectives. However, the Plan Administrator may not impose a vesting schedule upon any stock issuance effected under the Stock Issuance Program which is more restrictive than twenty percent (20%) per year vesting, with initial vesting to occur not later than one (1) year after the issuance date.

               b. Any new, substituted or additional securities or other property (including money paid other than as a regular cash dividend) which the Participant may have the right to receive with respect to the Participant's unvested shares of Common Stock by reason of any stock dividend, stock split, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding Common Stock as a class without the Corporation's receipt of consideration shall be issued subject to
(i) the same vesting requirements applicable to the Participant's unvested shares of Common Stock and (ii) such escrow arrangements as the Plan Administrator shall deem appropriate.

               c. Unless specified otherwise in the Stock Issuance Agreement, the Participant shall have full shareholder rights with respect to any shares of Common Stock issued to the Participant under the Stock Issuance Program, whether or not the Participant's interest in those shares is vested, and accordingly, the Participant shall have the right to vote such shares and to receive any regular cash dividends paid on such shares.

               d. Should the Participant cease to remain in Service while holding one or more unvested shares of Common Stock issued under the Stock Issuance Program or should the performance objectives not be attained with respect to one or more such unvested shares of Common Stock, then those shares shall be immediately surrendered to the Corporation for cancellation, and the Participant shall have no further shareholder rights with respect to those shares. To the extent the surrendered shares were previously issued to the Participant for consideration paid in cash or cash equivalent (including the Participant's purchase-money indebtedness), the Corporation shall repay to the Participant the cash consideration paid for the surrendered shares and shall cancel the unpaid principal balance of any outstanding purchase-money note of the Participant attributable to such surrendered shares.

               e. The Plan Administrator may in its discretion waive the surrender and cancellation of one or more unvested shares of Common Stock (or other assets attributable thereto) which would otherwise occur upon the non-completion of the vesting schedule applicable to such shares. Such waiver shall result in the immediate vesting of the Participant's interest in the shares of Common Stock as to which the waiver applies. Such waiver may be

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effected at any time, whether before or after the Participant's cessation of
Service or the attainment or non-attainment of the applicable performance objectives.

          3. Non-transferability. Shares of Common Stock granted under the Stock Issuance program shall not be transferable until the shares are vested.

     B.   CORPORATE TRANSACTION

          1. Upon the occurrence of a Corporate Transaction all unvested shares not assumed by the successor corporation (or parent thereof) shall be immediately surrendered to the Corporation for cancellation, and the Participant shall have no further shareholder rights with respect to those shares. To the extent the surrendered shares were previously issued to the Participant for consideration paid in cash or cash equivalent (including the Participant's purchase-money indebtedness), the Corporation shall repay to the Participant the cash consideration paid for the surrendered shares and shall cancel the unpaid principal balance of any outstanding purchase-money note of the Participant attributable to such surrendered shares.

          2. The Plan Administrator shall have the discretionary authority, exercisable either at the time the unvested shares are issued or any time while the Corporation's repurchase rights with respect to those shares remaining outstanding, to provide that those rights shall automatically terminate on an accelerated basis, and the shares of Common Stock subject to those terminated rights shall immediately vest, in the event of a Corporate Transaction or in the event that the Participant's Service should subsequently terminate by reason of an Involuntary Termination within a period designated by the Plan Administrator following the effective date of any Corporate Transaction in which those repurchase rights are assumed by the successor corporation (or parent thereof).

     C.   SHARE ESCROW/LEGENDS

     Unvested shares may, in the Plan Administrator's discretion, be held in escrow by the Corporation until the Participant's interest in such shares vests or may be issued directly to the Participant with restrictive legends on the certificates evidencing those unvested shares.

IV.  MISCELLANEOUS

     A.   FINANCING

     The Plan Administrator may permit any Optionee or Participant to pay the option exercise price or the purchase price for shares issued to such person under the by delivering a full-recourse, interest-bearing promissory note payable in one or more installments and secured by the purchased shares. In no event shall the maximum credit available to the Optionee or Participant exceed the sum of (i) the aggregate option exercise price or purchase price payable for the purchased shares plus (ii) any Federal, state and local income and employment tax liability incurred by the Optionee or the Participant in connection with the option exercise or share purchase.

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     B.   EFFECTIVE DATE AND TERM OF PLAN

          1. The Plan shall become effective when adopted by the Board, but no option granted under the Plan may be exercised, and no shares shall be issued under the Plan, until the Plan is approved by the Corporation's shareholders. If such shareholder approval is not obtained within twelve
(12) months after the date of the Board's adoption of the Plan, then all options previously granted under the Plan shall terminate and cease to be outstanding, and no further options shall be granted and no shares shall be issued under the Plan. Subject to such limitation, the Plan Administrator may grant options and issue shares under the Plan at any time after the effective date of the Plan and before the date fixed herein for termination of the Plan.

          2. The Plan shall terminate upon the earliest of (i) December 1, 2012, (ii) the date on which all shares available for issuance under the Plan shall have been issued, or (iii) the termination of all outstanding options in connection with a Corporate Transaction. All options and unvested stock issuances outstanding at that time under the Plan shall continue to have full force and effect in accordance with the provisions of the documents evidencing such options or issuances.

     C.   AMENDMENT OF THE PLAN

          1. The Board shall have complete and exclusive power and authority to amend or modify the Plan in any or all respects, except as set forth herein. However, no such amendment or modification shall adversely affect the rights and obligations with respect to options or unvested stock issuances at the time outstanding under the Plan unless the Optionee or the Participant consents to such amendment or modification. In addition, the Board shall not amend the Plan, without approval of the shareholders of the Corporation, in a manner which would:

               a. Cause Options which are intended to qualify as Incentive Options to fail to qualify;
               b. increase the number of shares of Common Stock issuable over the term of the Plan;
               c. cause the Plan to fail to meet the requirements of Rule 16b-3; or
               d.   violate applicable law.

          2. Options may be granted under the Option Grant Program and shares may be issued under the Stock Issuance Program which are in each instance in excess of the number of shares of Common Stock then available for issuance under the Plan, provided any excess shares actually issued under those programs shall be held in escrow until there is obtained shareholder approval of an amendment sufficiently increasing the number of shares of Common Stock available for issuance under the Plan. If such shareholder approval is not obtained within twelve (12) months after the date the first such excess issuances are made, then (i) any unexercised options granted on the basis of such excess shares shall terminate and cease to be outstanding and (ii) the Corporation shall promptly refund to the Optionees and the Participants the exercise or purchase price paid for any excess shares issued under the Plan and held in escrow, together with interest (at the applicable Short Term Federal Rate) for the period the

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

shares were held in escrow, and such shares shall thereupon be automatically canceled and cease to be outstanding.

     D.   USE OF PROCEEDS

     Any cash proceeds received by the Corporation from the sale of shares of Common Stock under the Plan shall be used for general corporate purposes.

     E.   WITHHOLDING

     The Corporation's obligation to deliver shares of Common Stock upon the exercise of any options or upon the vesting of any shares issued under the Plan shall be subject to the satisfaction of all applicable Federal, state and local income and employment tax withholding requirements.

     F.   REGULATORY APPROVALS

     The implementation of the Plan, the granting of any options under the Plan and the issuance of any shares of Common Stock (i) upon the exercise of any option or (ii) under the Stock Issuance Program shall be subject to the Corporation's procurement of all approvals and permits required by regulatory authorities having jurisdiction over the Plan, the options granted under it and the shares of Common Stock issued pursuant to it.

     G.   NO EMPLOYMENT OR SERVICE RIGHTS

     Nothing in the Plan shall confer upon the Optionee or the Participant any right to continue in Service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Corporation (or any Parent or Subsidiary employing or retaining such person) or of the Optionee or the Participant, which rights are hereby expressly reserved by each, to terminate such person's Service at any time for any reason, with or without cause.

     H.   INDEMNIFICATION

     In addition to such other rights as they may have as directors or as members of the Committee, the members of the Plan Administrator shall be indemnified by the Corporation against the reasonable expenses, including attorneys' fees, actually and necessarily incurred in connection with the defense of any action, suit, or proceeding, and in connection with any appeal therein, to which they or any of them may be a party by reason of any action or failure to act under or in connection with this Plan or any option or stock award granted hereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by independent legal counsel selected by the Corporation) or paid by them in satisfaction of a judgement in any such action, suit, or proceeding, except in relation to matters as to which it shall be finally adjudged in such action, suit, or proceeding that such member of the Plan Administrator is liable for gross negligence or willful misconduct in the performance of his duties; provided that within 60 days after institution of any such action, suit, or proceeding (or within 30 days after service upon such member of legal process in such case, if later) a member

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

of the Plan Administrator shall in writing offer the Corporation the opportunity, at its own expense, to handle and defend the same.

     I.   RULE 16b-3

     With respect to Participants subject to Rule 16b-3, transactions under the Plan are intended to comply with all applicable provisions of Rule 16b-3. To the extent any provision of the Plan or action by the Plan Administrator fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Plan Administrator.

     J.   RELATIONSHIP TO OTHER PLANS

     Nothing in this Plan shall prevent the Corporation (or any Parent or Subsidiary) from adopting or continuing other or additional compensation arrangements, including without limitation plans providing for the granting of restricted stock awards, options, cash, or Common Stock performance bonuses. Grants under the Plan may form a part of or otherwise be related to such other or additional compensation arrangements.

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

                                   APPENDIX

The following definitions shall be in effect under the Plan:

     Board shall mean the Corporation's Board of Directors.

     Code shall mean the Internal Revenue Code of 1986, as amended.

     Committee shall mean a committee of two (2) or more non-employee Board members appointed by the Board to exercise one or more administrative functions under the Plan.

     Common Stock shall mean the Corporation's common stock.

     Corporate Transaction shall mean either of the following shareholder approved transactions to which the Corporation is a party:

     (a) a merger or consolidation in which securities possessing more than fifty percent (50%) of the total combined voting power of the Corporation's outstanding securities are transferred to a person or persons different from the persons holding those securities immediately prior to such transaction, or

     (b) the sale, transfer or other disposition of all or substantially all of the Corporation's assets in complete liquidation or dissolution of the Corporation.

     Corporation shall mean Caneum, Inc., a Nevada corporation.

     Disability shall mean the inability of the Optionee or the Participant to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment and shall be determined by the Plan Administrator on the basis of such medical evidence as the Plan Administrator deems warranted under the circumstances.

     Early Exercise Provision shall mean the right to exercise options granted pursuant to this Plan prior to the vesting date of such options as provided in Section II (B) (9) hereof.

     Employee shall mean an individual who is in the employ of the Corporation (or any Parent or Subsidiary), subject to the control and direction of the employer entity as to both the work to be performed and the manner and method of performance.

     Exercise Date shall mean the date on which the Corporation shall have received written notice of the option exercise.

     Fair Market Value per share of Common Stock on any relevant date shall be determined in accordance with the following provisions:

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

     (a) If the Common Stock is at the time traded on the NASDAQ National Market, then the Fair Market Value shall be the closing selling price per share of Common Stock on the date in question, as such price is reported by the National Association of Securities Dealers on the NASDAQ National Market or any successor system. If there is no closing selling price for the Common Stock on the date in question, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists.

     (b) If the Common Stock is at the time listed on any Stock Exchange, then the Fair Market Value shall be the closing selling price per share of Common Stock on the date in question on the Stock Exchange determined by the Plan Administrator to be the primary market for the Common Stock, as such price is officially quoted in the composite tape of transactions on such exchange. If there is no closing selling price for the Common Stock on the date in question, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists.

     (c) If the Common Stock is at the time neither listed on any Stock Exchange nor traded on the NASDAQ National Market, then the Fair Market Value shall be determined by the Plan Administrator after taking into account such factors as the Plan Administrator shall deem appropriate.

     Incentive Option shall mean an option which satisfies the requirements of Code Section 422.

     Involuntary Termination shall mean the termination of the Service of any individual which occurs by reason of :

     (a) such individual's involuntary dismissal or discharge by the Corporation for reasons other than Misconduct, or

     (b) such individual's voluntary resignation following (A) a change in his or her position with the Corporation which materially reduces his or her level of responsibility, (B) a reduction in his or her level of compensation (including base salary, fringe benefits and target bonuses under any corporate performance based bonus or incentive programs) by more than fifteen percent (15%), or (c) a relocation of such individual's place of employment by more than fifty (50) miles, provided and only if such change, reduction or relocation is effected without the individual's consent.

     The Plan Administrator shall be entitled to revise the definition of Involuntary Termination and Misconduct with respect to individual Optionees or Participants under the Plan.

     Misconduct shall mean (i) the final conviction of Employee of, or Employee's plea of guilty or nolo contendere to, any felony involving moral turpitude, (ii) fraud, misappropriation or embezzlement by Employee in connection with Employee's duties to the Corporation (or any

                                     A-2

Parent of Subsidiary), or (iii) Employee's willful failure or gross misconduct in the performance of his duties to the Corporation (or any Parent or Subsidiary).

     1934 Act shall mean the Securities Exchange Act of 1934, as amended.

     Non-Statutory Option shall mean an option not intended to satisfy the requirements of Code Section 422.

     Option Grant Program shall mean the option grant program in effect under the Plan.

     Optionee shall mean any person to whom an option is granted under the Plan.

     Parent shall mean any corporation (other than the Corporation) in an unbroken chain of corporations ending with the Corporation, provided each corporation in the unbroken chain (other than the Corporation) owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

     Participant shall mean any person who is issued shares of Common Stock under the Stock Issuance Program.

     Plan shall mean the Corporation's 2002 Stock Option/Stock Issuance Plan, as set forth in this document.

     Plan Administrator shall mean either the Board or the Committee acting in its capacity as administrator of the Plan.

     Rule 16b-3 shall mean Rule 16b-3 promulgated under the 1934 Act by the U.S. Securities and Exchange Commission, as amended, or any successor rule in effect from time to time.

     Service shall mean the provision of services to the Corporation (or any Parent or Subsidiary) by a person in the capacity of an Employee, a non-employee member of the board of directors or a consultant or independent advisor, except to the extent otherwise specifically provided in the documents evidencing the option grant.

     Stock Exchange shall mean either the American Stock Exchange or the New York Stock Exchange.

     Stock Issuance Agreement shall mean the agreement entered into by the Corporation and the Participant at the time of issuance of shares of Common Stock under the Stock Issuance Program.

     Stock Issuance Program shall mean the stock issuance program in effect under the Plan.

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     Subsidiary shall mean any corporation (other than the Corporation) in an unbroken chain of corporations beginning with the Corporation, provided each corporation (other than the last corporation) in the unbroken chain owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

     10% Shareholder shall mean the owner of stock (as determined under Code
Section 424(d)) possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Corporation (or any Parent or Subsidiary).


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